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                                                                      EXHIBIT 23


                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 33-74486) pertaining to the Physicians Health Services, Inc. 1992 Stock Option Plan, in the Registration Statement (Form S-8, No. 33-81196) pertaining to the Physicians Health Services, Inc. Pension Plan, and in the Registration Statement (Form S-8, No. 33-81142) pertaining to the Physicians Health Services, Inc. 401(k) Profit Sharing Plan of our report dated March 14, 1997, with respect to the consolidated financial statements and schedules of Physicians Health Services, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 1996.


                                                ERNST & YOUNG LLP


Stamford, Connecticut
March 27, 1997